Exhibit 99.1



                            Explanation of Responses


(1) Mr. Larry N. Feinberg ("Mr. Feinberg") serves as: (i) managing member of Oracle Associates, LLC ("Oracle Associates"), which is general partner of Oracle Partners, L.P. ("Oracle Partners"), Oracle Institutional, L.P. ("Oracle Institutional") and certain other investment funds and accounts (collectively, the "Domestic Funds"); (ii) sole shareholder and president of Oracle Investment Management, Inc., a Delaware corporation ("Oracle Investment Management"), which serves as investment manager to and has investment discretion over the securities held by (a) SAM Oracle Investments Inc. ("SAM Oracle"), (b) Oracle Offshore Limited, a Cayman Islands corporation (together with SAM Oracle a certain other funds, the "Foreign Funds") and (c) Oracle Management, Inc. Employees Retirement Plan, ("Oracle 401K" together with the Foreign Funds, the "Managed Funds" and, together with the Domestic Funds, the "Funds") and (iii) trustee of The Feinberg Family Foundation (the "Foundation"). The shares of common stock, par value $0.01 per share (the "Common Stock"), of Access Pharmaceuticals, Inc. (the "Company"), Series A Cumulative Convertible Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of the Company and the Common Stock Purchase Warrants (the "Warrants") to which this Form 4 pertains are held directly by the Funds and the Foundation, which Mr. Feinberg may be deemed to beneficially own by virtue of the foregoing relationships. In accordance with instruction 4(b)(v), the entire number of shares of Common Stock, Preferred Stock and Warrants that may be deemed to be beneficially owned by Mr. Feinberg by virtue of such relationships is reported herein. Mr. Feinberg disclaims any beneficial ownership of the securities held by the Funds and the Foundation for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of Mr. Feinberg's pecuniary interest.

(2) As of the date hereof, Mr. Feinberg beneficially owns 2,483,040 shares, consisting of 296,483 shares of Common Stock (3,660 shares of which are held directly by the Foundation), 1,457,707 shares of Common Stock that would be received upon the conversion of 437 shares of Preferred Stock, and 728,850 shares of that would be received on exercise of the Warrants.

(3) Mr. Feinberg serves as trustee of Foundation which holds 3,660 shares of Common Stock directly. Mr. Feinberg may be deemed to beneficially own such shares by virtue of his position as trustee and such shares are included in Mr. Feinberg's total beneficial ownership indicated in note (2) above.

(4) On June 6, 2005, the Company effected a five-to-one reverse stock split of its Common Stock. The disposition of shares to which this note relates does not represent a sale of beneficial ownership. It represents solely an adjustment due to such stock split.

(5) This transaction involved an administrative adjustment for accounting purposes only.

(6) Each share of Preferred Stock is convertible in whole or in part, at any time or from time to time, at the option of the holder into 3,333.33 shares of Common Stock, at an exercise price of $3.00, subject to adjustment.

(7) A series of transactions involving the Company were described in the Company's Current Report on Form 8-K, filed on November 14, 2007. In connection with these transactions, existing convertible notes held by the Funds having an aggregate value of $4,373,104.54 (principal amount of $4,015,000 plus interest accrued thereon of $358,104.54), were exchanged into 437 shares of Preferred Stock and Warrants to purchase 728,850 shares of Common Stock.

(8) The transactions to which this note relates involve a transfer of Preferred Stock and Warrants held by SAM Oracle to Oracle Institutional in connection with the liquidation of the portfolio of SAM Oracle. The transferred Preferred Stock was at such time valued at $495,720 and no value was accorded to the transferred Warrants.

(9) The Warrants are exercisable in whole or in part, at any time or from time to time (beginning on November 10, 2007), at the option of the holder until November 10, 2013, at an exercise price of $3.50 per share, subject to adjustment.


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(10) Oracle Associates is general partner of the Domestic Funds. The shares of
Common Stock, Preferred Stock and Warrants to which this note pertains are held directly by the Domestic Funds, which Oracle Associates may be deemed to beneficially own by virtue of the foregoing relationship. In accordance with instruction 4(b)(v), the entire number of shares of Common Stock, Preferred Stock and Warrants that may be deemed to be beneficially owned by Oracle Associates by virtue of such relationships is reported herein. Oracle Associates disclaims any beneficial ownership of the securities held by the Domestic Funds for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of Oracle Associates' pecuniary interest.

(11) As of the date hereof, Oracle Associates beneficially owns 2,402,486 shares, consisting of 287,816 shares of Common Stock, 1,409,782 shares of Common Stock that would be received upon the conversion of 423 shares of Preferred Stock, and 704,888 shares that would be received upon the exercise of Warrants.

(12) As of the date hereof, Oracle Partners beneficially owns 1,622,488 shares, consisting of 247,651 shares of Common Stock, 916,560 shares of Common Stock that would be received upon the conversion of 275 shares of Preferred Stock and 458,277 shares that would be received upon exercise of Warrants.

(13) Oracle Investment Management ("Investment Manager") serves as investment manager to and has investment discretion over the securities held by the Managed Funds. The shares of Common Stock, Preferred Stock and Warrants to which this note pertains are held directly by the Managed Funds, which the Investment Manager may be deemed to beneficially own by virtue of the foregoing relationship. In accordance with instruction 4(b)(v), the entire number of shares of Common Stock, Preferred Stock and Warrants that may be deemed to be beneficially owned by the Investment Manager by virtue of such relationship is reported herein. The Investment Manager disclaims any beneficial ownership of the securities held by the Managed Funds for purposes of Section 16 of the Securities Exchange Act of 1934, except to the extent of the Investment Manager's pecuniary interest.

(14) As of the date hereof, Oracle Investment Management beneficially owns 76,893 shares consisting of 5007 shares of Common Stock, 47,924 shares of Common Stock that would be received upon the conversion of 14 shares of Preferred Stock and 23,962 shares that would be received upon exercise of Warrants.

(15) As of the date hereof, Oracle Institutional beneficially owns 779,998 shares consisting of 40,165 shares of Common Stock, 493,222 shares of Common Stock that would be received upon the conversion of 148 shares of Preferred Stock and 246,611 shares that would be received upon exercise of Warrants.